HARPER & ASSOCIATES, INC.
6815 MANHATTAN BLVD., STE 201
FORT WORTH, TX 76120
817-457-9555
F 817-457-9569

November 3, 2014

To Whom It May Concern

 CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As an independent engineering consultant, I hereby consent to the use of my report entitled “SEC Reserve Evaluation, Homeland Resources LTD. Interests” on oil and gas leases located in Cleveland and Garvin County, Oklahoma as of July 31, 2014, dated November 3, 2014 and data extracted there from (and all references to my Firm) included in or made a part of this Form 10-K Annual Report to be filed on or about November 3, 2014.

By:
G. Michael Harper, President
P.E. 34481 TX